                                                                    EXHIBIT 99.1



INVESTOR CONTACT:
Kevin G. O'Brien
AVP, Investor Relations
614-677-5331

MEDIA CONTACT:
Bryan Haviland
Public Relations Officer
614-677-7767

APRIL 30, 2001

                   NATIONWIDE FINANCIAL REPORTS FIRST QUARTER
                      OPERATING EARNINGS OF $0.89 PER SHARE
                       LIFE SEGMENT FUELED EARNINGS GROWTH

COLUMBUS, OHIO-- Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of personalized long-term savings and retirement products, today reported results for the first quarter 2001. Highlights include the following:

o Net operating income increased 8 percent to $115.1 million or $0.89 per diluted share for the quarter. Net operating income for the first quarter 2000 was $106.8 million or $0.83 per diluted share.

o Net income for the quarter was $107.7 million or $0.83 per diluted share, compared to $104.8 million or $0.82 per diluted share a year ago. Included in net income in the current quarter is a charge of $4.8 million due to the adoption of SFAS 133, a new accounting standard which addresses accounting for derivative instruments and hedging activities.

o Operating revenues of $806.1 million for the first quarter increased slightly compared to $798.8 million reported a year ago.

o Total sales of $4.2 billion in the quarter were essentially flat to a year ago and increased 8 percent from the $3.9 billion reported in the fourth quarter of 2000. Slower sales of individual variable annuities were offset by strong growth in life products and individual fixed annuities. Life insurance posted sales of $577.2 million, 41 percent ahead of the prior year. Individual fixed annuity sales of $357.6 million nearly tripled from the $124.2 million reported a year ago.

o Return on equity was 15.7 percent for the quarter, compared to 16.8 percent a year ago.

o Customer funds managed and administered totaled $108.9 billion at quarter end, down from the $111.0 billion reported at year-end.

o The individual variable annuity surrender rate, adjusted for internal exchanges, was 10.3 percent for the quarter, level with the fourth quarter of 2000 and improved over the 12.5 percent reported a year ago.



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Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2001 EARNINGS -- 2

"Considering the current equity market, and its related impact on our business, I'm pleased with our first quarter results and our ability to continue to grow earnings in a very challenging environment," said W.G. Jurgensen, chief executive officer. "We will continue to focus our efforts on the elements of our business that we can control - carefully managing our expense levels, delivering innovative product solutions and service to our customers, and aggressively supporting our distribution partners."

SEGMENT RESULTS

Nationwide Financial reports its results in four business segments: individual annuity, institutional products, life insurance, and asset management. A discussion of the results for each segment follows.

                               INDIVIDUAL ANNUITY

     o Pre-tax operating earnings for first quarter were $60.5 million, down from the $70.1 million reported a year ago.

     o Revenues of $269.9 million decreased 6 percent, compared to $286.9 million a year ago.

     o Net flows, or sales net of withdrawals, of $577.0 million in the quarter were ahead of both the prior year and the fourth quarter of 2000.

     o Assets ended the quarter at $40.0 billion, compared to $43.7 billion at year-end.

The weak equity markets experienced in the second half of 2000 and the first quarter of 2001 created downward pressure on separate account assets and related fees. Average separate account balances ended the quarter 6 percent lower than a year ago, which contributed to the 8 percent reduction in asset fees. Also contributing to the decrease in revenues was a 34 percent decline in surrender fees as a result of continued improvement in customer retention in individual variable annuities. Lower general expenses in the quarter, due to strong expense management, and lower asset based commissions helped to offset lower revenues.

Total individual annuity sales of $1.6 billion were slightly below the $1.7 billion reported a year ago. Individual variable annuity sales declined 21 percent from a year ago, as weaker equity markets dampened production in the quarter. Tremendous growth in the quarter from individual fixed annuity products helped offset the slowdown in variable annuity sales, as fixed sales reached $357.6 million or a 188 percent increase over a year ago.

"During the first quarter we continued to focus our efforts on expanding our portfolio of retirement savings solutions with the addition of new and innovative fixed annuity products," said Joseph J. Gasper, president and chief operating officer. "We also continue to expand distribution, as sales from our newest partner, Waddell & Reed, had an immediate impact on our production through wirehouse and regional firms."


                                     -more-


Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2001 EARNINGS -- 3


                             INSTITUTIONAL PRODUCTS

     o    Pre-tax operating earnings increased modestly to $53.1 million.

     o Revenues of $284.5 million were slightly below the $286.4 million reported a year ago.

     o Net flows, or sales net of withdrawals, of $438.0 million increased by 10 percent compared to the prior year.

     o    Assets totaled $47.9 billion, up from $47.2 billion at year-end.

Weak equity markets also impacted the institutional segment, as first quarter average separate account assets declined 11 percent compared to a year ago, resulting in lower asset fees and policy charges. Offsetting these lower revenues was increased spread from average general account assets, which increased 3 percent versus a year ago, and lower selling expenses. Return on average assets for the quarter was 44 basis points, up slightly from 43 basis points a year ago. During the first quarter, $275.2 million of medium term notes were issued, bringing the total medium term notes outstanding to $1.9 billion. Additionally, we established a new $2 billion global note program in the quarter to expand our capacity for future opportunities.

Sales for the segment were $2.0 billion, just below the $2.1 billion reported a year ago. Although a record number of new private sector pension plans were written in the first quarter, sales of $1.3 billion were flat compared to a year ago, as weaker equity markets have reduced the average size of new cases. Sales of public sector pension plans declined 10 percent from a year ago as previously lost cases are impacting recurring deposits. However, when compared to the fourth quarter of 2000, public sector sales increased 14 percent as The State of California case is starting to impact production levels.

                                 LIFE INSURANCE

     o First quarter pre-tax operating earnings were $52.1 million, up 46 percent from a year ago.

     o Revenues increased 17 percent to $212.9 million, compared to $181.9 million a year ago.

     o Sales of corporate-owned life products increased 65 percent from the prior year.

     o Investment life reserves increased 26 percent, or $1.0 billion over the prior year.


Investment life, with earnings growth of 48 percent over the prior year, continues to be the catalyst for growth in the life segment. Revenues from administrative fees and cost of insurance charges on investment life drove total revenues 17 percent higher for the quarter. Revenue growth continues to outpace expense growth as scale is being gained within the life segment. Life insurance in-force for investment life products reached $34.6 billion as of March 31, 2001 compared to $27.8 billion a year ago.


                                     -more-

Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2001 EARNINGS -- 4

Sales for the life segment grew 41 percent to $577.2 million in the first quarter, led by 47 percent growth in investment life product sales, while traditional product sales improved slightly over a year ago. Life sales continue to grow across multiple channels as sales in the first quarter exceeded the prior year in all distribution channels.

"The life segment continues to experience tremendous growth and become a larger contributor to our bottom line," said Gasper. "We've created an impressive franchise in the corporate-owned life insurance business, where for the full year 2000 we led the market in new business for the second year in a row."

                                ASSET MANAGEMENT

     o Pre-tax operating earnings were $1.4 million, compared to $3.9 million a year ago.

     o Revenues of $30.3 million were flat compared to $29.8 million a year ago.

     o Assets under management increased $1.2 billion or 5 percent compared to year-end.


Earnings for the asset management segment were impacted by the continued strategic investments in several internet distribution and venture capital initiatives. Excluding the impact of these ventures, the segment earnings were $3.6 million, compared to $4.4 million a year ago. Increased flows into money market funds helped offset the weak equity markets in the quarter, as revenues were flat compared to the prior year.


Assets under management ended the quarter at $24.2 billion, up from $23.0 billion at year-end. Net inflows of $2.0 billion during the quarter were partially offset by market depreciation of $770.8 million. Transfers within Nationwide Financial annuities to money market funds managed by Villanova Capital contributed approximately $1.0 billion to the net flows.

BALANCE SHEET

Total assets at March 31, 2001 of $87.0 billion were down from $93.2 billion at year-end 2000. Included in the current period total assets were $58.7 billion in assets underlying variable annuities and variable life products held in separate accounts, down from $66.0 billion at year-end 2000.

Shareholders' equity was $3.2 billion, or $24.82 per share, at March 31, 2001 compared to $3.0 billion or $23.29 per share at year-end 2000. Excluding other comprehensive income, book value was $23.12 per share at March 31, 2001 versus $22.40 per share at year-end 2000.

                                     -more-

Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2001 EARNINGS -- 5


BUSINESS OUTLOOK

The following statements that are forward-looking and based on current business conditions. Due to the inherent difficulty in forecasting the short-term performance of the equity markets, as measured by the S&P 500, and the related performance of our separate account assets, the information provided below incorporates a range of possible results that are intended to illustrate the sensitivity of our revenue and earnings to the ultimate performance of the equity markets. To the extent that actual equity market performance varies from that assumed in the illustration below, our results will vary accordingly.

     o Should the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent per quarter, earned evenly throughout the balance of the year, operating earnings per share for the full year 2001 would be within a range of $3.50 to $3.65.

     o Utilizing the same equity market assumptions noted above, revenue growth would be within a range of 0 to 5 percent for the full year 2001 and return on equity for the full year would be within a range of
          14.0 to 15.0 percent.

     o Consistent with the realization of certain tax minimization strategies, our effective tax rate is expected to be no more than 27 percent for the full year 2001.

Our ability to meet the indicated outlook and expectations is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and web site as still being Nationwide Financial's current expectations on matters covered, unless the company publishes a notice stating otherwise.

EARNINGS CONFERENCE CALL

Management of Nationwide Financial will host a conference call on May 1, 2001 at 11:00 am ET to discuss first quarter earnings. To listen to the call, dial (712) 271-0002 and enter conference code NFS. The call will also be broadcast live over the internet with a link available on the Company's web site. For those unable to listen to the call live, an audio archive and transcript will be available on the Company's web site within 48 hours.

                                     -more-

Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2001 EARNINGS -- 6

QUIET PERIOD

Following the end of each quarter, Nationwide Financial has a "quiet period" when it no longer publishes or updates its current expectations and forecasts and company representatives will not comment concerning the company's financial results or expectations. The quiet period will extend until the day when Nationwide Financial's next earnings release is published. For the second quarter of 2001, the quiet period will be July 9, 2001 through July 30, 2001.

Columbus-based Nationwide Financial is the holding company for the retirement savings operations of Nationwide which owns 81.3 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's 10th largest life insurer. To obtain investor materials, including the Company's 2000 annual report, Form 10-K, and other corporate announcements, please visit our web site at www.nationwidefinancial.com.

FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) Nationwide Corporation's control of the Company through its beneficial ownership of approximately 97.8 percent of the combined voting power of all the outstanding common stock and approximately 81.3 percent of the economic interest in the Company; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the FASB;
(iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vi) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (vii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (viii) inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market; (ix) changes in interest rates and the stock markets causing a reduction of investment income or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (x) general economic and business conditions which are less favorable than expected; (xi) unanticipated changes in industry trends and ratings assigned by nationally recognized statistical rating organizations, and (xii) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts.


Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

                               EXHIBIT 1 TO FIRST QUARTER EARNINGS ANNOUNCEMENT





NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENTS

                                                                               QUARTERS ENDED
                                                                                  MARCH 31,
($ in millions, except for per share data)                               2001                     2000
                                                                        ------                   ------
REVENUES
  Policy charges                                                        $267.9                   $272.7
  Life insurance and immediate annuity premiums                           63.9                     66.9
  Net investment income                                                  426.2                    410.4
  Other income                                                            48.1                     48.8
                                                                        ------                   ------
    TOTAL OPERATING REVENUES                                             806.1                    798.8
                                                                        ------                   ------

BENEFITS AND EXPENSES
  Interest credited                                                      302.2                    294.2
  Life insurance and annuity benefits                                     65.0                     67.3
  Policyholder dividends                                                  10.5                     12.0
  Amortization of deferred policy
  acquisition costs                                                       94.2                     85.9
  Other operating expenses                                               162.9                    170.6
  Interest expense on debt and trust securities                           14.1                     11.8
                                                                        ------                   ------
    TOTAL BENEFITS AND EXPENSES                                          648.9                    641.8
                                                                        ------                   ------

OPERATING INCOME BEFORE FEDERAL INCOME TAX EXPENSE                       157.2                    157.0

Federal income tax expense                                                42.1                     50.2
                                                                        ------                   ------
NET OPERATING INCOME                                                     115.1                    106.8



Net realized losses on investments, hedging
  instruments, and hedged items, net of taxes                             (2.6)                    (2.0)
Cumulative effect of adoption of accounting principle,
  net of tax                                                              (4.8)                      --
NET INCOME                                                              $107.7                   $104.8
                                                                        ======                   ======

DILUTED EARNINGS PER SHARE
NET OPERATING INCOME                                                    $ 0.89                   $ 0.83
Net realized losses on investments, hedging
  instruments, and hedged items, net of taxes                            (0.02)                   (0.01)
Cumulative effect of adoption of accounting principle,
  net of tax                                                             (0.04)                      --
                                                                        ------                   ------
NET INCOME                                                              $ 0.83                   $ 0.82
                                                                        ======                   ======

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                                  128.8                    128.6
                                                                        ======                   ======
  Diluted                                                                129.1                    128.6
                                                                        ======                   ======


Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

                                EXHIBIT 2 TO FIRST QUARTER EARNINGS ANNOUNCEMENT





NATIONWIDE FINANCIAL SERVICES, INC. CONSOLIDATED BALANCE SHEETS

                                                                        MARCH 31,            DECEMBER 31,
($ in millions, except for per share data)                                2001                   2000
                                                                        ---------            ------------
ASSETS
Investments:
  Fixed maturity securities, at fair value                              $16,112.8              $15,497.2
  Equity securities, at fair value                                           81.6                  150.2
  Mortgage loans on real estate, net                                      6,349.9                6,168.3
  Real estate, net                                                          309.3                  310.7
  Policy loans                                                              572.8                  562.6
  Other long-term investments                                               110.3                  111.8
  Short-term investments                                                    750.2                  558.4
                                                                        ---------              ---------
    TOTAL INVESTMENTS                                                    24,286.9               23,359.2
Cash and cash equivalents                                                    50.9                   62.7
Accrued investment income                                                   274.0                  252.5
Deferred policy acquisition costs                                         2,914.2                2,872.7
Other assets                                                                774.4                  662.7
Assets held in separate accounts                                         58,733.5               65,968.8
                                                                        ---------              ---------
               TOTAL ASSETS                                             $87,033.9              $93,178.6
                                                                        ---------              ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Future policy benefits and claims                                     $22,666.8              $22,243.3
  Short-term borrowings                                                     179.0                  118.7
  Other liabilities                                                       1,659.4                1,251.9
  Senior debt                                                               298.4                  298.4
  Liabilities related to separate accounts                               58,733.5               65,968.8
                                                                        ---------              ---------
    TOTAL LIABILITIES                                                    83,537.1               89,881.1
                                                                        ---------              ---------

Company-obligated mandatorily-redeemable capital
   and preferred securities of subsidiary trusts                            300.0                  300.0
                                                                        ---------              ---------

Shareholders' equity:
  Class A common shares                                                       0.2                    0.2
  Class B common shares                                                       1.0                    1.0
  Additional paid-in capital                                                645.1                  640.8
  Retained earnings                                                       2,338.9                2,245.5
  Accumulated other comprehensive income                                    219.4                  114.5
  Other                                                                      (7.8)                  (4.5)
                                                                        ---------              ---------
    TOTAL SHAREHOLDERS' EQUITY                                            3,196.8                2,997.5
                                                                        ---------              ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $87,033.9              $93,178.6
                                                                        ---------              ---------

BOOK VALUE PER SHARE
Including other comprehensive income                                    $   24.82              $   23.29
                                                                        ---------              ---------
Excluding other comprehensive income                                    $   23.12              $   22.40
                                                                        ---------              ---------

Insurance o Financial Services o On Your Side

                                                            One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com